Exhibit 10.1

DELTA AIR LINES, INC.

2007 OFFICER AND DIRECTOR SEVERANCE PLAN

As amended October 14, 2007

INTRODUCTION

Delta Air Lines, Inc. (the “Company” or together with its Affiliates, “Delta”) has adopted this Officer and Director Severance Plan (the “Plan”) to provide benefits to certain eligible U.S.-payroll regular full-time Officer and Corporate Director level employees of the Company. Capitalized terms that are not otherwise defined within the text of this Plan are defined in Appendix A. As of the Effective Date, this Plan shall supersede the Company’s prior Director and Officer Severance Plan (the “Prior Plan”) in its entirety and, as of that date, the Prior Plan shall be void and of no further force or effect. Notwithstanding anything herein to the contrary, a Participant (as defined below) shall not be entitled to receive benefits under the Plan if the Participant has entered into an employment or other agreement with the Company or any Affiliate that provides benefits similar to the type of benefits provided by this Plan, which benefits have not been waived by the Participant or terminated by the Company.

ELIGIBILITY CRITERIA

•	Separation from Delta

Any employee who is classified as (i) a Corporate Director (a “Director”) or Officer (an “Officer”) of the Company according to the Company’s Human Resources records, is eligible for benefits under this Plan (a “Participant”) in accordance with the terms described below. In addition, with respect to any Affiliate that does not offer a severance plan or program to its executive employees, any officer or director of such Affiliate may be designated by the Plan Administrator as a Participant in the Plan and any reference herein to a director or officer of the Company shall be deemed to also be a reference to a director or officer of equivalent level of such Affiliate who has been so designated. Notwithstanding anything in this Plan to the contrary, at his request, Gerald Grinstein, the Company’s current Chief Executive Officer, is not eligible to be a Participant in this Plan.

Subject to the terms of the Plan, a Participant shall receive the benefits described in Attachment B hereto if: (1) the Participant’s employment is terminated by Delta other than for Cause; or (2) the Participant (a) resigns from employment with Delta for Good Reason during the period beginning on a Change in Control Date and ending on the second anniversary thereof and (b) was employed by Delta as of the Change in Control Date.

•	Full Execution of Separation Agreement and General Release

In order to receive the benefits of this Plan, eligible Participants must first sign a Separation Agreement and General Release prepared by Delta (the “Agreement”) within 45 days of the date that the Agreement is presented to the Participant. Participants who fail to sign the Agreement within 45 days or who rescind the Agreement within the applicable Revocation Period are not eligible to receive the benefits of this Plan. The Agreement is designed to ensure that both Delta and the Participant have their rights and obligations established with certainty and finality. Delta is offering benefits under this Plan in exchange for the execution of the Agreement. The Agreement shall be in a form provided by and satisfactory to Delta and shall include, without limitation, a release in favor of Delta and its employees, directors and Affiliates and certain non-competition, non-solicitation and non-recruitment agreements for the benefit of Delta; provided, however, that for the two year period following a Change in Control Date, the Agreement shall be in substantially the same form as the form of Agreement used prior to the Change in Control Date.

PLAN ADMINISTRATION AND INTERPRETATION

The “Plan Administrator” is the Executive Vice President – Human Resources and Labor Relations of the Company (or any other Officer of the Company designated by the Personnel & Compensation Committee of the Board). The “Plan Year” is January 1 to December 31. Benefits from this Plan are paid from the general assets of Delta.

The Plan Administrator, or his delegate, has the full power and authority, in his sole discretion to construe, interpret and administer this Plan and his decisions shall be final and binding. The Plan Administrator shall have the broadest discretionary authority permitted under law in the exercise of all its functions including, but not limited to, deciding questions of eligibility, interpretation and the right to benefits hereunder.

PLAN CLAIMS AND APPEALS

The terms applicable to claims and appeals are set forth at Appendix C.

AMENDMENT

Except as expressly set forth herein, the Company may amend or terminate this Plan at any time; provided, however, that as of a Change in Control Date, no amendment to or termination of this Plan that is adverse to any person who is an employee of Delta on the Change in Control Date shall be effective until after the second anniversary of the Change in Control Date.

SUCCESSORS AND ASSIGNS

This Plan shall be binding upon Delta’s successors and assigns.

GOVERNING LAW

This Plan is governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but it is intended to qualify as a plan maintained for the purpose of providing benefits to a select group of management or highly compensated employees. As such, it is exempt from certain provisions of ERISA pursuant to ERISA Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b) and applicable regulations (including Department of Labor Regulation 2520.104-23). However, some of the underlying benefits provided for under the terms of this Plan, such as travel privileges, financial planning and career transition services are not governed by ERISA, and their inclusion in this Plan does not deem them subject to ERISA. To the extent not superseded by ERISA, the Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws of the State of Delaware and construed accordingly.

SECTION 409A OF THE INTERNAL REVENUE CODE

To the extent required to be in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (together, “Section 409A”), notwithstanding any other provision of this Plan, any payment or benefit to which a Participant is eligible under this Plan, including a Participant who is a “specified employee” as defined in Section 409A, shall be adjusted or delayed in such manner as to comply with Section 409A and maintain the intent of this Plan to the maximum extent possible. For example, compliance with Section 409A could require a significant delay of payment or commencement of benefits beyond separation in certain circumstances. Notwithstanding the foregoing, Delta shall not have any liability to any Participant or any other person if any payment or benefit is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and does not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A.

APPENDIX A

DEFINITIONS

The following definitions shall apply for purposes of the Plan:

“Affiliate” means any entity that directly or indirectly controls or is controlled by or under common control with the Company.

“Base Salary” means the Participant’s monthly base salary at the time of separation, excluding expense reimbursements and supplemental salary payments, and any items not considered by the Plan Administrator to be a component of regular monthly base earnings; provided, however, that, as of a Change in Control Date, in the event of a termination of employment by the Participant because of a reduction in the Participant’s pay, “Base Salary” means the Participant’s monthly base salary prior to the reduction in pay which gave rise to the Participant’s termination of employment.

“Board” means the Board of Directors of the Company.

“Cause” means the Participant’s

(i) continued, substantial failure to perform his duties with Delta (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant which identifies the manner in which Delta believes that the Participant has not performed his duties, or

(ii) misconduct which is economically injurious to Delta, or

(iii) conviction of, or plea of guilty or no contest to, a felony or any other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty, or

(iv) material violation of any material Delta policy or rule regarding conduct, which policy or rule has been communicated in writing to the Participant.

A Participant shall have at least ten (10) business days to cure, if curable, any of the events (other than clause (iii)) which could lead to his termination of Cause. For any Participant who is an Executive Vice President or more senior executive of the Company, a termination for Cause must be approved by a 2/3 vote of the entire Board.

“Change in Control” means the occurrence after the Effective Date of any of the following:

(i) any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934 (“Act”)) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 35% of the combined voting power of the Company’s then outstanding Voting Stock (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below), unless such person acquires beneficial ownership of more than 35% of the combined voting power of the Company’s Voting Stock then outstanding solely as a result of an acquisition of Company Voting Stock by the Company which, by reducing the Company Voting Stock outstanding, increases the proportionate Company Voting Stock beneficially owned by such person to more than 35% of the combined voting power of the Company’s Voting Stock then outstanding; provided, that if a person shall become the beneficial owner of more than 35% of the combined voting power of the Company’s Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the beneficial owner of any additional Company Voting Stock which causes the proportionate voting power of such Company Voting Stock beneficially owned by such person to increase to more than 35% of the combined voting power of such Voting Stock then outstanding, such person shall, upon becoming the beneficial owner of such additional Company Voting Stock, be deemed to have become the beneficial owner of more than 35% of the combined voting power of the Company’s Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

(ii) at any time during a period of twelve consecutive months (but not including any period before the Effective Date) individuals who at the beginning of such period constituted the Board (and any new member of the Board, whose election by the Board or nomination for election by the Company’s shareowners was approved by a vote of at least two-thirds of the members of the Board then still in office who either were member of the Board at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of members then constituting the Board; or

(iii) the consummation of (A) a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a reorganization, merger or consolidation which results in the Company’s Voting Stock outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into Voting Stock of the surviving entity or any parent thereof) more than 65% of the voting power of the Voting Stock or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of assets of the Company having a total gross fair market value equal to more than 40% of the total gross fair market value of all assets of the Company immediately prior to such transaction or transactions other than any such sale to an Affiliate.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred with respect to a Participant if the Participant is part of a “group”, within the meaning of Section 13(d)(3) of the Act, which consummates the Change in Control transaction. In addition, for purposes of the definition of Change in Control, a person engaged in business as an underwriter of securities shall not be deemed to be the beneficial owner of, or to beneficially own, any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

“Change in Control Date” means the date on which a Change in Control occurs.

“Change in Control Event” has the meaning set forth under the definition of Severance Pay below.

“Disability” means long-term or permanent disability as determined under the disability plan of the Company or Affiliate applicable to the Participant.

“Effective Date” means the effective date of the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code--Case No. 05-17923(ASH).

“Good Reason” means with respect to any Participant who is employed by Delta on a Change in Control Date, any of the following that occurs without a Participant’s express written consent during the period beginning on the Change in Control Date and ending on the second anniversary thereof:

          (i)           in the case of any Participant, a diminution or other reduction of such Participant’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by such Participant to the Chief Executive Officer of the Company;

          (ii)          the Participant’s office is relocated by more than 50 miles;

          (iii)          a reduction of Participant’s Base Salary or incentive compensation opportunities, in either case other than pursuant to a uniform percentage salary reduction for all full-time domestic employees not subject to a collective bargaining agreement;

          (iv)          the Company does not keep in effect compensation, retirement, health and welfare benefits, or perquisite programs under which the Participant receives benefits substantially similar, in the aggregate, to those in effect prior to a reduction (other than a reduction pursuant to an equivalent reduction in such benefits for all full-time domestic employees who are not subject to a collective bargaining agreement); or

          (v)          a material breach by Delta of any binding obligation to the Participant relating to a material term of the Participant’s employment, including, but not limited to, indemnification or the terms of an award under the Delta Air Lines, Inc. 2007 Performance Compensation Plan, or any failure of a successor to the Company to assume and agree to perform such obligation.

Notwithstanding the foregoing: (x) any grant of a long-term incentive award on or about the Effective Date under the Delta Air Lines, Inc. 2007 Performance Compensation Plan will be ignored for purposes of determining whether a Participant has suffered a reduction that constitutes Good Reason under subsection (iii) and (iv) above; (y) as to any Participant, an event described in subsections (i) through (v) above shall constitute Good Reason only if such Participant gives the Company written notice of intent to resign and the reasons therefore within ninety (90) days of the occurrence of such event, unless the Plan Administrator agrees otherwise; and (z) no event described in subsections (i) through (v) which is curable shall constitute Good Reason if such event is cured by Delta within ten (10) days of the Participant’s notice, given in accordance with (y) above.

“MIP Target Amount” means as to any Participant, such Participant’s target award amount under the Company’s Management Incentive Plan (or any similar plan) in effect at the time such Participant has a termination of employment that entitles the Participant to benefits hereunder.

“Protected Period” means the six month period immediately prior to a Change in Control Date. No period may be identified as a Protected Period until a Change in Control Date has occurred.

“Revocation Period” means, as applicable, the seven (7) or twenty-one (21) calendar days immediately following the date a Participant signs an Agreement.

“Severance Event” has the meaning set forth under the definition of Severance Pay below.

“Severance Pay” means:

(1)       with respect to any termination of employment: (a) by Delta without Cause either: (i) prior to a Change in Control (other than with respect to terminations of employment during the Protected Period); (ii) after a Change in Control with respect to any Participant who was not employed by Delta as of the Change in Control Date; or (iii) after the second anniversary of a Change in Control Date or (b) as a consequence of the Participant’s Disability (individually and collectively, a “Severance Event”), an amount equal to:

(a)        6 months’ Base Salary for Directors, plus 50% of any applicable MIP Target Amount;

(b)       9 months’ Base Salary for Vice Presidents and Senior Vice Presidents, plus 75% of any applicable MIP Target Amount; or

(c)        12 months’ Base Salary for Executive Vice Presidents and higher ranking Officers, plus 100% of any applicable MIP Target Amount; and

(2)       with respect to any termination of employment: (a) by Delta without Cause either (i) during the Protected Period or (ii) during the period between the Change in Control Date and the second anniversary thereof but only with respect to any Participant employed by Delta as of the Change in Control Date; or (b) due to any Participant’s resignation from employment for Good Reason between the Change in Control Date and the second anniversary thereof but only with respect to by a Participant employed by Delta as of the Change in Control Date (individually and collectively, a “Change in Control Event”), an amount equal to:

(a)        6 months’ Base Salary for Directors, plus 50% of any applicable MIP Target Amount;

(b)       12 months’ Base Salary for Vice Presidents and Senior Vice Presidents, plus 100% of any applicable MIP Target Amount; or

(c)        24 months’ Base Salary for Executive Vice Presidents and higher ranking Officers, plus 200% of any applicable MIP Target Amount.

“Severance Period” means:

(1)       with respect to any Severance Event, the period beginning on the Participant’s employment termination date from Delta and ending:

(a)	6 months after the termination date for Directors;

(b)	9 months after the termination date for Vice Presidents and Senior Vice Presidents; or

(c)	12 months after the termination date for Executive Vice Presidents and higher ranking Officers; and

(2)         with respect to any Change in Control Event, the period beginning on the Participant’s employment termination date from Delta and ending:

(a)	6 months after the termination date for Directors;

(b)	12 months after the termination date for Vice Presidents or Senior Vice Presidents of the Company; or

(c)	24 months after the termination date for Executive Vice Presidents and higher ranking Officers.

“Voting Stock” means securities entitled to vote generally on the election of members of the board of directors.

APPENDIX B

DESCRIPTION OF SPECIFIC BENEFITS1

SEVERANCE PAY

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This Plan provides for the payment of Severance Pay based on job level at the time of termination of employment; provided, however, that following a Change in Control, in the event of a Participant’s resignation for Good Reason because of a significant diminution of the Participant’s position, responsibilities or duties, Severance Pay shall be based on the Participant’s job level prior to the diminution which gave rise to the Participant’s resignation.

•

Severance Pay is paid as a one-time lump-sum payment promptly following the Participant’s separation from employment and fulfillment of the other eligibility criteria. For purposes of any termination by Delta without Cause during the Protected Period, the Participant’s termination will change from a Severance Event to a Change in Control Event as of the Change in Control Date and such Participant’s Severance Pay and Severance Period will be adjusted accordingly as soon as practicable after the Change in Control Date.

•	All applicable federal, state, and local taxes will be withheld from all Severance Payments that are made. Federal tax will be withheld at a rate consistent with applicable law.
•

Severance Pay will not be considered as earnings under the Delta Retirement Plan, the Delta Family-Care Savings Plan, the Delta Family-Care Disability and Survivorship Plan, or any other qualified or non-qualified plans.

•	Severance Pay will be provided by check and cannot be direct deposited to any financial institution.

MEDICAL/DENTAL AND LIFE INSURANCE BENEFITS

Payment of COBRA Premiums

•

Employees who have a separation from employment are offered the right to continue applicable medical, dental, vision and Health Flexible Spending Account coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Under this Plan, Delta will pay the premiums for medical, dental and/or vision COBRA coverage elected by a Participant or his eligible dependents for a period not to exceed the Severance Period, as further described below in this section.

•

Delta will not pay any portion of the COBRA premium required for the Healthcare Flexible Spending Account COBRA coverage that is elected by a Participant or his or her eligible dependents. The COBRA statute, COBRA regulations and COBRA provisions of the Delta Family-Care Medical Plan (or corresponding pilot or Affiliate plan, if applicable) will, in all cases, govern whether a Participant or his dependents are eligible for COBRA coverage and accordingly whether such Participant or dependent will receive any payment of COBRA premiums by Delta in accordance with this Plan.

•	If the Participant and/or dependent fail to meet these requirements, such Participant and/or dependent will not be eligible for COBRA continuation coverage at either Delta’s expense or

_________________________

1 It is intended that the benefits under this Plan be appropriately integrated with severance provided for under other arrangements, if any, covering the Participant to avoid duplication of severance pay.

their own. Delta’s payment of the COBRA premiums under this Plan will expire on the earlier of: (i) the end of the Severance Period; or (ii) the date the Participant’s or the Participant’s dependents’ eligibility for COBRA coverage ceases as provided under COBRA and the terms of the Delta Family-Care Medical Plan (or corresponding pilot or Affiliate plan, applicable).

Payment of Retiree Medical Premiums

•

To the extent applicable, for those Participants who take special early, early or normal retirement at the time of their separation, and elect COBRA coverage, instead of retiree medical and/or dental coverage, the above section entitled “Payment of COBRA Premiums” will apply with respect to any Delta-paid COBRA premium. If the Participant instead elects retiree medical and/or dental coverage, Delta will, as an alternative to paying COBRA premiums as described above, pay the retiree medical and/or dental premium for the Participant and their eligible, properly enrolled dependents during the Severance Period.

•

In order to be eligible, the Participant must timely complete and return the separate retiree medical election form that is provided to employees at retirement. Failure to meet this requirement will result in no retiree medical coverage and therefore no payment of the retiree medical premium by Delta.

•

If a Participant or his dependents become ineligible for Delta retiree coverage for any reason or opt out of such coverage, all coverage will cease and Delta will have no responsibility to pay any further retiree medical and/or dental premiums under this Plan.

BASIC LIFE INSURANCE

•

To the extent applicable, Participants will also have their basic life insurance coverage under the Delta Family-Care Disability and Survivorship Plan (or corresponding pilot or Affiliate plan, if applicable) continued for the Severance Period at Delta’s expense. The amount of coverage continued will be equal to the amount of basic life insurance coverage in effect immediately prior to separation up to a maximum of $50,000.

•

If a Participant instead shall have reached early retirement age at the time of his or her separation, he or she will not be eligible for this continuation of basic life coverage but instead will receive the standard retiree basic life coverage (currently $10,000 at the Company).

TRAVEL PRIVILEGES

•	During the Severance Period, a Participant will be eligible for continued travel privileges comparable to Delta’s travel policy as in effect for similarly situated active employees during such period.
•

Family status changes (marriage, divorce, adoption or birth of child) that occur during the Severance Period must be reported to the Employee Service Center (or corresponding Affiliate administrator) within 30 days of the status change. Failure to do so will result in the ineligibility of the new family member for travel privileges described under this Plan.

•

All travel privileges shall be governed by all applicable rules and procedures which are generally applicable at the time the travel privileges are used, except as expressly modified in this Plan. Travel privileges may be used for pleasure, vacation, or personal emergency, but may not be used for any type of business or professional activity. Any violation of the rules governing non-revenue and reduced rate travel may result in the suspension or termination of all travel privileges.

•

With respect to any Participant who (i) incurs a termination that constitutes a Change in Control Event and (ii) is a Vice President of the Company or more senior Officer at the time of the Change in Control Event, such Participant will be treated as a retiree for purposes of the Company’s travel policy regardless of the Participant’s actual age or years of service and the Participant’s travel benefits will be based on the Company travel policy in effect immediately prior to the Change in Control Event that was applicable to the Participant.

CAREER TRANSITION SERVICES

•	Participants are eligible to receive career transition services valued at up to $5,000 at a career transition services firm chosen by Delta.
•

These career transition services may include seminars, job search work teams, productivity clinic, resumé preparation, assessments, resource library, on-line database, job lead development, individual counseling, administrative support, computer lab, and workspace phone/fax.

•	The eligibility to receive these services will expire upon the employee becoming employed or the expiration of the Severance Period, whichever occurs first.

FINANCIAL PLANNING SERVICES

•	Participants are eligible for continuation of the financial planning services for which they are eligible at the time of their separation from Delta.
•	The eligibility to receive these services will expire at the conclusion of the calendar year in which the Participant separates from Delta, even if that occurs during the Severance Period.

GROSS-UP PAYMENT

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(a) Gross-Up Payments. In the event that a Participant becomes entitled to benefits under this Appendix B, Delta shall pay to such Participant an additional lump sum payment (the “Gross-Up Payment”), in cash, equal to the amounts, if any, described in sub-paragraph (x), subject to sub-paragraph (y), below:

(x) Subject to sub-paragraph (y) below, if any portion of any payment under this Appendix B, when taken together with any payment under any other agreement with or plan of Delta (in the aggregate “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled under this paragraph to an additional amount such that after payment by the Participant of all such Participant’s applicable federal, state and local taxes, including any Excise Tax, imposed upon such additional amount, the Participant will retain an amount sufficient to pay the Excise Tax imposed on the Total Payments.

(y) Notwithstanding the provisions of sub-paragraph (x) above, if it shall be determined that the Participant would be entitled to a Gross-Up Payment, but that the Total Payments would not be subject to the Excise Tax if the Total Payments were reduced by an amount that is less than 10% of the portion of the Total Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Participant shall be reduced (but not below zero) to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Participant. Such reduction of the amounts payable to the Safe Harbor Cap, if applicable, shall be made by reducing payments comprising the Total Payments in such order as elected by the Participant.

•

The amounts payable under this paragraph (a) shall be paid by Delta as soon as practicable (but in no event more than 30 days) after the occurrence of the events giving rise to the Participant’s right to benefits under Appendix B.

•

(b) Determinations. In the event of a Change in Control, all determinations required to be made under paragraph (a) above, including the amount of the Gross-Up Payment, whether a payment is required under paragraph (a) above, and the assumptions to be used in determining the Gross-Up Payment, shall be made by the nationally recognized accounting firm generally used by the Company as its financial auditor (the “Accounting Firm”) which shall provide detailed supporting calculations both to Delta and the Participant within twenty business days of the receipt of notice from the Participant that there has been an event giving rise to the right to benefits under paragraph (a) above, or such earlier time as is requested by Delta. In the event that the Accounting Firm is serving as accountant or auditor for a person effecting the Change in Control or is otherwise unavailable, the Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Delta.

•

(c) Subsequent Redeterminations. Unless requested otherwise by the Company, each Participant must use reasonable efforts to contest in good faith any subsequent determination by the Internal Revenue Service that such Participant owes an amount of Excise Tax greater than the amount previously determined under paragraph (a); provided, however, that Participants shall be entitled to reimbursement by Delta of all fees and expenses reasonably incurred by the Participant in contesting such determination. In the event the Internal Revenue Service or any court of competent jurisdiction determines that the Participant owes an amount of Excise Tax that is either greater or less than the amount previously taken into account and paid under paragraph (a), Delta shall promptly pay to such Participant, or the Participant shall promptly repay to Delta, as the case may be, the amount of such excess or shortfall. In the case of any payment that Delta is required to make to the Participant pursuant to the preceding sentence (a “Later Payment”), Delta shall also pay to the Participant an additional amount such that after payment by the Participant of all such Participant’s applicable federal, state and local taxes on such additional amount, the Participant will retain an amount sufficient to pay the total of such Participant’s applicable federal, state and local taxes arising due to the Later Payment. In the case of any repayment of Excise Tax that a Participant is required to make to Delta pursuant to the second sentence of this paragraph (c), the Participant shall also repay to Delta the amount of any additional payment received by such Participant from Delta in respect of applicable federal, state and local taxes on such repaid Excise Tax, to the extent the Participant is entitled to a refund of (or has not yet paid) such federal, state or local taxes.

APPENDIX C

PLAN CLAIMS AND APPEALS

FILING A CLAIM

All claims for benefits under this Plan must be submitted in writing to the Vice President – Compensation and Benefits of the Company (or such other officer as may be designated by the Company). If a claim is denied, the claimant will receive written notification of the denial within 90 days after the claim is properly and completely filed. Special circumstances may require an additional period of no more than 90 days. In that event, the claimant will receive a written notice of the special circumstances requiring the extension and the date when the claimant may expect a decision on the claim. If the claimant is not furnished with written notification of the decision on the claim within 90 days (or within 180 days if an extension is necessary) after the claim is properly and completely filed, the claimant or his/her authorized representative may request a review of the claim under the appeal procedures described below.

APPEAL PROCEDURES FOR DENIED CLAIMS

If a claimant is dissatisfied with a denial of a claim under the Plan, the claimant has the right to appeal the denial. All appeals must be addressed to the proper party in a timely manner. All appeal time deadlines will be strictly enforced.

If a claimant desires a review of a denial, he/she or his/her representative designated in writing must submit a written request that is received by the Plan Administrator within 90 days of the date of this Plan’s letter denying benefits. The date of the denial indicated on the denial letter counts as day one in determining this 90-day period and the Plan Administrator expressly reserves the right to refuse to consider tardy appeals.

The claimant will be notified in writing of the decision on review within 60 days after the Plan Administrator receives the review request. If the claim denial is upheld, the claimant will be so advised and informed of the reason, the provisions of the Plan document upon which the denial was based, and, if applicable, an explanation of other relevant material or information necessary to perfect the claim. The Plan Administrator may take an additional 60 days to inform a claimant of a decision if special circumstances require an extension of processing time and the Plan Administrator has notified the claimant in writing that there will be a delay, the reasons for needing more time, and the date by which the final decision will be made.

Review by the Plan Administrator is made only upon the written record. The claimant or a representative designated by the claimant in writing may review pertinent documents relating to the denial and may submit comments, a statement of issues, and/or additional documentary evidence if desired. Personal appearances are not permitted.

A claimant must timely exhaust the administrative remedies allowed under this Plan as described above before filing any legal action on a claim. The previously described procedure is the exclusive administrative claims procedure provided under this Plan.

C-1